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                                 PRINTWARE, INC.

                                   EXHIBIT 10
                        CONSULTING CONTRACT WITH A DIRECTOR


July 27, 2000

Board of Directors
Printware, Inc.
1270 Eagan Industrial Road
Eagan, MN 55121

Dear Directors of Printware, Inc:

This letter outlines the scope of the engagement between the Board of Directors of Printware, Inc. ("Printware" or the "Company") and Stanley Goldberg (Goldberg) a current director of the company and his business development firm Goldmark Advisors (Goldmark).

Background
Based upon its initial review of the business, the Board of Directors of Printware would like to obtain an independent assessment of the Company's business, provide greater board oversight, assist management in the execution of the initiatives the Board has suggested and establish a better communications link between management and the Board.

Services
In addition to providing a liaison service and oversight responsibility Goldberg/Goldmark will complete an investigation and evaluation of the business, organization, products and markets of Printware.

After meeting with employees, customers, vendors, competitors and other industry participants, as appropriate, Goldberg/Goldmark will, in conjunction with senior management and selected members or committees of the Board, continue and /or complete the following:

Strategic Involvement
     * In conjunction with management, assist in the preparation of a three-year business plan, which would include identifying strategic options and/or alternatives available to the Company.

     * Oversee the marketing study commissioned by the Board and currently being conducted by Terry Nagi.

     * Summarize and present the findings to the Board of Directors. Operational Involvement
     * Work with management to implement the cost accounting and management information systems initiatives recommended by the Board.

       Begin a process to identify and implement product and manufacturing cost improvements which would allow for greater margins or the ability to obtain lower product pricing without sacrificing margin.
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     * Facilitate the Board's current business and operational review.

All Goldberg/Goldmark activities will be subject to the approval and control of the Board of Directors of the Company. Goldberg/Goldmark will act as a consultant only, not as an agent or employee, and will have no authority to bind the Company in any manner.

Fees (Assumes Status Quo at the Company)

For the services outlined above, Goldberg would charge the following fees for his or his Company's services:

From July 28, 2000 to October 31, 2000
      1.  A retainer fee of $50,000 payable as follows
            - $20,000 commencing on the acceptance of the engagement
            - $15,000 on September 1, 2000
            - $15,000 on October 1, 2000

      2. Warrants to purchase 25,000 shares of the Company's common stock exercisable at the market value of such common stock on the warrant issuance dates (July 28, 2000 or upon acceptance of the engagement).The warrants shall be immediately 100% vested. The warrant agreement terms would be five years in duration and their provisions would contain all applicable rights and privileges relating to dilution.

      3.  All reasonable out of pocket expenses reimbursed semi-monthly.

After October 31, 2000
       1. The engagement may continue after its termination date on a month-to-month basis by mutual agreement.

       2. The general terms would be approximately $20,000 per month plus the right to additional 10,000 warrants per month exercisable at the price in effect at the time the warrants are issued.

Termination
1. Either party with sixty (60) days notification can terminate this agreement.

Confidentiality
Goldmark agrees to maintain all information obtained about and from the Company in the strictest of confidence. Goldmark will disseminate no information obtained by Goldmark to any other party without prior permission of the Board of Directors or officers of the Company.
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If the Company directors are in agreement with the foregoing, a representative of the Company should execute this letter by signing where indicated below.


Sincerely,                                           Agreed and accepted:
Goldmark Advisors, LLC                               Printware Inc.

By:   /s/Stanley Goldberg                            By:   /s/Gary Kohler
      ________________________                       ________________________
      Stanley Goldberg                                     Gary Kohler
Its:  Managing Partner                               Its:  Chairman

                                                     Date: 7/27/00
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